Exhibit 99.1

CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Company Reports $0.37 Diluted EPS on 22% Sales Growth

Company Raises 2010 Outlook to $1.05 to $1.10 EPS

BLOOMFIELD HILLS, Michigan, October 28, 2010 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2010. The Company reported quarterly net sales from continuing operations of $247.9 million, an increase of 22.1% from third quarter 2009. Third quarter 2010 income from continuing operations was $12.8 million, a 78.5% improvement from $7.2 million in third quarter 2009. The Company reported third quarter 2010 diluted earnings per share from continuing operations of $0.37, as compared to $0.21 during third quarter 2009. Excluding Special Items,(1) third quarter 2009 income from continuing operations would have been $8.2 million, or $0.24 per share.

TriMas Highlights

•                  Reported 22.1% sales growth in third quarter 2010, as compared to third quarter 2009, due to overall improved economic conditions and the continued successful execution of several of the Company’s growth initiatives.

•                  Improved both income and earnings per share from continuing operations in excess of 50%, as compared to third quarter 2009, excluding the impact of Special Items.

•                  Generated third quarter 2010 Free Cash Flow(2) of $18.3 million, and $66.7 million for the nine months ended September 30, 2010, or almost $2.00 per diluted share.

•                  Today announced agreement to acquire South Texas Bolt & Fitting, Inc. (STBF), a diversified manufacturer and distributor of specialized fasteners, serving the oilfield and other industrial markets. Upon deal completion, STBF will become part of Lamons, within the Energy segment.

“We experienced sustained momentum across our businesses during the quarter,” said David Wathen, TriMas President and Chief Executive Officer. “We are pleased that our balanced approach to growth, productivity and cash generation is driving positive results across our company. Our ability to quickly respond to our customers’ needs by offering new products, unique solutions, superior service and expanded geographic coverage enabled us to secure incremental business during the quarter and for the future.”

Wathen continued, “Sales improved 22% compared to the third quarter of 2009, with all five segments reporting double-digit sales percentage growth. Third quarter income from continuing operations increased 56% compared to third quarter 2009, excluding the impact of Special Items. We continue to generate cash, lower operating working capital as a percentage of sales and reduce outstanding debt, resulting in cash and available liquidity of approximately $196 million.”

“Based on the third quarter results and our current outlook, we are raising our 2010 earnings expectations. We now expect 2010 diluted earnings per share (EPS) from continuing operations to range from $1.05 to $1.10 per share, an increase from our previous guidance of $0.90 to $1.00 per share. Although the economic outlook remains uncertain, we are confident in our ability to grow the top-line faster than the economy, create sustainable operating leverage and improve the balance sheet. We remain committed to continuing to improve earnings and margin levels, as we balance growth, productivity and debt reduction,” Wathen concluded.

Third Quarter Results — From Continuing Operations

•                  TriMas reported third quarter net sales of $247.9 million, an increase of 22.1% in comparison to $203.0 million in third quarter 2009. Sales in all five business segments increased by a double-digit percentage in comparison to third quarter 2009. The effects of currency exchange did not have a material impact during the quarter.

•                  The Company reported operating profit of $33.0 million in third quarter 2010, as compared to operating profit of $21.2 million during third quarter 2009. Excluding the impact of Special Items, operating profit would have improved 37.5%, from $24.0 million in third quarter 2009 to $33.0 million in third quarter 2010, and would have represented an increase in operating profit margin of 150 basis points.

•                  Adjusted EBITDA(2) for third quarter 2010 increased to $42.0 million, as compared to $32.6 million in third quarter 2009. Excluding the impact of Special Items, Adjusted EBITDA would have increased 25.4%, from $33.5 million in third quarter 2009 to $42.0 million in third quarter 2010, and Adjusted EBITDA margin would have improved 50 basis points.

•                  Income from continuing operations for third quarter 2010 increased 78.5% to $12.8 million, or $0.37 per diluted share, compared to income from continuing operations of $7.2 million, or $0.21 per diluted share, in third quarter 2009. Excluding the impact of Special Items, third quarter 2010 income from continuing operations would have improved 55.6% to $12.8 million, as compared to a third quarter 2009 income of $8.2 million, or $0.24 per share.

•                  The Company reported Free Cash Flow(2) for third quarter 2010 of $18.3 million, compared to $44.4 million in third quarter 2009. Free Cash Flow for the nine months ended September 30, 2010 was $66.7 million, or almost $2.00 per diluted share. Operating working capital as a percentage of last twelve months (LTM) sales continued to improve, declining from 15.9% in third quarter 2009 to 15.2% in third quarter 2010.

Financial Position

TriMas reported total indebtedness of $499.4 million as of September 30, 2010, as compared to $514.6 million as of December 31, 2009. After consideration of $46.5 million in cash on the balance sheet as of September 30, 2010, total indebtedness, net of cash, was $452.9 million, as compared to $505.1 million as of December 31, 2009. In addition, TriMas ended third quarter 2010 with $149.2 million of aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results — From Continuing Operations (Excluding the impact of Special Items(3))

Packaging — Sales for the third quarter increased 12.0% compared to the year ago period, due to improved demand for industrial closure products, as well as sales growth in specialty dispensing and other new products. Operating profit for the quarter increased due to higher sales volumes and lower costs as a result of productivity initiatives, partially offset by an increase in selling, general and administrative costs in support of sales growth initiatives, as well as unfavorable currency exchange. Overall, third quarter 2010 operating profit margin improved by approximately 520 basis points compared to third quarter 2009. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy — Third quarter sales increased 31.8% compared to the year ago period, due to improved demand for engines, other well-site content and new compression products. Sales in the Energy segment were also positively impacted by higher sales of specialty gaskets and related fastening hardware due to higher levels of turn-around activity at petrochemical refineries, increased demand from the chemical industry and incremental sales from newly opened branch facilities. Operating profit for the quarter increased due to higher sales volumes and lower costs as a result of productivity initiatives, partially offset by increased selling, general and administrative costs in support of sales growth initiatives. The Company continues to launch new well-site and compression products to complement its engine business. In the specialty gasket and fastener business, the Company continues to grow its sales and service branch network, as well as expand its lines of complementary products as demonstrated by the bolt-on acquisition announced today.

Aerospace & Defense — Sales for the third quarter increased 19.4% compared to the year ago period, due to increased sales in the defense business and improved demand from aerospace distribution customers. While sales in the defense business increased compared to the year ago period, the increased revenue associated with managing the facility closure and relocation was at lower margin levels. Overall, operating profit for the quarter increased slightly as a result of the increased sales volumes and lower selling, general and administrative costs in the defense business, largely offset by an unfavorable product mix in both businesses and unfavorable absorption of fixed costs in the aerospace business. Given the long-term prospects for its aerospace business, the Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for the aerospace market, as well as expanding its offerings to military and defense customers.

Engineered Components — Third quarter sales increased 65.2% compared to the year ago period, primarily due to improved demand in the industrial cylinder business, as well as the acquisition of a cylinder business during the second quarter of 2010. The specialty fittings and precision cutting tools businesses also experienced improved demand, primarily resulting from the upturn in the domestic economy and new product offerings. Operating profit and related margins improved compared to third quarter 2009 due to the Company’s productivity initiatives and higher sales levels. The Company continues to develop new products and expand its international sales efforts.

Cequent — Sales for the third quarter increased 16.4% compared to the year ago period, resulting from increased sales in the North American towing, trailer and electrical products, retail and Australia/Asia Pacific businesses. Sales increases during the quarter were the result of improved customer demand, new product introductions and market share gains, as well as the favorable impact of currency exchange. Due to cost reduction actions, alternative sourcing arrangements, productivity initiatives and improved sales levels, operating profit and related margins improved as compared to third quarter 2009. The Company continues to aggressively reduce fixed costs, minimize its investment in working capital and leverage Cequent’s strong brand positions and new products for increased market share.

Outlook

Based on the Company’s third quarter results and current outlook for the remainder of 2010, management raised its outlook for full-year 2010 diluted earnings per share (EPS) from continuing operations to $1.05 to $1.10 per share, as compared to $0.43 per share in 2009, excluding Special Items in both periods. The Company previously provided an outlook for 2010 EPS of $0.90 to $1.00 per share. The Company also raised its 2010 sales outlook from an increase of 10% to 14% to a range of 15% to 17% as compared to 2009. In addition, the Company expects its full-year 2010 operating profit margin to improve by approximately 250 to 300 basis points as compared to 2009, excluding Special Items. The Company also raised its Free Cash Flow outlook from a range of $65 to $70 million to a range of $75 to $80 million.

(1)                  Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)                  See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures.

(3)                  Operating Profit excludes the impact of Special Items. For a complete schedule of Special Items by segment, see Appendix “Company and Business Segment Financial Information — Continuing Operations.”

Conference Call Information

TriMas Corporation will host its third quarter 2010 earnings conference call today, Thursday, October 28, 2010 at 10:00 a.m. EDT. The call-in number is (866) 281-6628. Participants should request to be connected to the TriMas Corporation third quarter 2010 earnings conference call (Conference ID # 1489834). The conference call will also be simultaneously webcast via TriMas’ website at www.trimascorp.com with an accompanying slide presentation, under the “Investors” section.

A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (Access Code # 1489834) beginning October 28th at 2:00 p.m. EDT through November 4th at 11:59 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$46,510	$9,480
Receivables, net of reserves	128,480	93,380
Inventories	149,130	141,840
Deferred income taxes	32,920	24,320
Prepaid expenses and other current assets	7,610	6,500
Assets of discontinued operations held for sale	—	4,250
Total current assets	364,650	279,770
Property and equipment, net	161,620	162,220
Goodwill	194,850	196,330
Other intangibles, net	155,640	164,080
Other assets	22,740	23,380
Total assets	$899,500	$825,780

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$6,940	$16,190
Accounts payable	108,370	92,840
Accrued liabilities	74,570	65,750
Liabilities of discontinued operations	—	1,070
Total current liabilities	189,880	175,850
Long-term debt	492,480	498,360
Deferred income taxes	67,180	42,590
Other long-term liabilities	45,120	47,000
Total liabilities	794,660	763,800
Total shareholders’ equity	104,840	61,980
Total liabilities and shareholders’ equity	$899,500	$825,780

TriMas Corporation
Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$247,880	$202,970	$720,000	$612,560
Cost of sales	(173,390)	(144,770)	(504,140)	(457,720)
Gross profit	74,490	58,200	215,860	154,840
Selling, general and administrative expenses	(41,260)	(37,070)	(120,330)	(112,240)
Gain (loss) on dispositions of property and equipment	(220)	20	(950)	180
Operating profit	33,010	21,150	94,580	42,780
Other income (expense), net:
Interest expense	(12,550)	(10,750)	(39,780)	(34,530)
Gain on extinguishment of debt	—	1,180	—	28,250
Gain on bargain purchase	—	—	410	—
Other, net	(200)	(190)	(1,250)	(1,710)
Other income (expense), net	(12,750)	(9,760)	(40,620)	(7,990)

Income from continuing operations before income tax expense	20,260	11,390	53,960	34,790
Income tax expense	(7,500)	(4,240)	(20,230)	(13,190)
Income from continuing operations	12,760	7,150	33,730	21,600
Income (loss) from discontinued operations, net of income tax benefit (expense)	(40)	(1,320)	5,850	(10,460)
Net income	$12,720	$5,830	$39,580	$11,140

Earnings per share - basic:
Continuing operations	$0.38	$0.21	$1.00	$0.64
Discontinued operations, net of income tax benefit (expense)	(0.00)	(0.04)	0.17	(0.31)

Net income per share	$0.38	$0.17	$1.17	$0.33

Weighted average common shares - basic	33,827,939	33,496,634	33,730,852	33,480,747

Earnings per share - diluted:
Continuing operations	$0.37	$0.21	$0.98	$0.64
Discontinued operations, net of income tax benefit (expense)	(0.00)	(0.04)	0.17	(0.31)

Net income per share	$0.37	$0.17	$1.15	$0.33

Weighted average common shares - diluted	34,512,820	34,007,846	34,380,188	33,752,210

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Packaging
Net sales	$44,490	$39,730	$133,610	$106,130
Operating profit	$13,140	$9,160	$38,480	$23,390
Adjusted EBITDA	$16,010	$12,540	$47,350	$32,760

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(480)	$—	$(480)

Excluding Special Items, operating profit would have been:	$13,140	$9,640	$38,480	$23,870

Excluding Special Items, Adjusted EBITDA would have been:	$16,010	$13,020	$47,350	$33,240

Energy
Net sales	$47,440	$36,000	$135,080	$111,260
Operating profit	$4,910	$3,200	$15,440	$9,380
Adjusted EBITDA	$5,620	$3,950	$17,540	$11,730

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(30)	$—	$(240)

Excluding Special Items, operating profit would have been:	$4,910	$3,230	$15,440	$9,620

Excluding Special Items, Adjusted EBITDA would have been:	$5,620	$3,980	$17,540	$11,970

Aerospace & Defense
Net sales	$19,170	$16,060	$53,470	$56,530
Operating profit	$5,350	$5,190	$13,020	$18,410
Adjusted EBITDA	$5,770	$5,760	$14,780	$20,180

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(10)	$—	$(140)

Excluding Special Items, operating profit would have been:	$5,350	$5,200	$13,020	$18,550

Excluding Special Items, Adjusted EBITDA would have been:	$5,770	$5,770	$14,780	$20,320

Engineered Components
Net sales	$24,950	$15,100	$67,180	$48,570
Operating profit	$2,690	$920	$8,430	$1,640
Adjusted EBITDA	$3,760	$1,640	$11,410	$3,900

Special Items to consider in evaluating operating profit and Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(210)	$—	$(370)

Excluding Special Items, operating profit would have been:	$2,690	$1,130	$8,430	$2,010

Excluding Special Items, Adjusted EBITDA would have been:	$3,760	$1,850	$11,410	$4,270

Cequent
Net sales	$111,830	$96,080	$330,660	$290,070
Operating profit (loss)	$13,430	$7,220	$37,600	$6,760
Adjusted EBITDA	$17,320	$12,200	$49,290	$21,700

Special Items to consider in evaluating operating profit (loss):
- Severance and business restructuring costs	$—	$(2,130)	$—	$(7,580)

Excluding Special Items, operating profit (loss) would have been:	$13,430	$9,350	$37,600	$14,340

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$(1,560)	$—	$(5,340)

Excluding Special Items, Adjusted EBITDA would have been:	$17,320	$13,760	$49,290	$27,040

Corporate Expenses
Operating loss	$(6,510)	$(4,540)	$(18,390)	$(16,800)
Adjusted EBITDA	$(6,450)	$(3,520)	$(18,390)	$11,360

Special Items to consider in evaluating operating loss:
- Severance and business restructuring costs	$—	$—	$—	$(2,940)

Excluding Special Items, operating loss would have been:	$(6,510)	$(4,540)	$(18,390)	$(13,860)

Special Items to consider in evaluating Adjusted EBITDA:
- Severance and business restructuring costs	$—	$—	$—	$(2,940)
- Gain on extinguishment of debt	$—	$1,330	$—	$29,390

Excluding Special Items, Adjusted EBITDA would have been:	$(6,450)	$(4,850)	$(18,390)	$(15,090)

Total Company
Net sales	$247,880	$202,970	$720,000	$612,560
Operating profit	$33,010	$21,150	$94,580	$42,780
Adjusted EBITDA	$42,030	$32,570	$121,980	$101,630

Total Special Items to consider in evaluating operating profit:	$—	$(2,860)	$—	$(11,750)

Excluding Special Items, operating profit would have been:	$33,010	$24,010	$94,580	$54,530

Total Special Items to consider in evaluating Adjusted EBITDA:	$—	$(960)	$—	$19,880

Excluding Special Items, Adjusted EBITDA would have been:	$42,030	$33,530	$121,980	$81,750

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	September 30, 2010		September 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$12,760	$0.37	$7,150	$0.21

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	—	—	(1,780)	(0.05)

Excluding Special Items except gain on extinguishment of debt, income and EPS from continuing operations would have been	$12,760	$0.37	$8,930	$0.26

After-tax impact of gain on extinguishment of debt	—	—	730	0.02

Excluding Total Special Items, income and EPS from continuing operations would have been	$12,760	$0.37	$8,200	$0.24

Weighted-average shares outstanding at September 30, 2010 and 2009		34,512,820		34,007,846

	Nine months ended		Nine months ended
	September 30, 2010		September 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$33,730	$0.98	$21,600	$0.64

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	—	—	(7,310)	(0.22)

Excluding Special Items except gain on extinguishment of debt, income and EPS from continuing operations would have been	$33,730	$0.98	$28,910	$0.86

After-tax impact of gain on extinguishment of debt	—	—	17,570	0.52

Excluding Total Special Items, income and EPS from continuing operations would have been	$33,730	$0.98	$11,340	$0.34

Weighted-average shares outstanding at September 30, 2010 and 2009		34,380,188		33,752,210

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2010	2009	2010	2009

Operating profit from continuing operations, as reported	$33,010	$21,150	$94,580	$42,780

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(2,860)	$—	$(11,750)

Excluding Special Items, operating profit from continuing operations would have been	$33,010	$24,010	$94,580	$54,530

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2010	2009	2010	2009

Adjusted EBITDA from continuing operations, as reported	$42,030	$32,570	$121,980	$101,630

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$—	$(2,290)	$—	$(9,510)

Excluding Special Items except gain on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$42,030	$34,860	$121,980	$111,140

Gross gain on extinguishment of debt	$—	$1,330	$—	$29,390

Excluding Total Special Items, Adjusted EBITDA from continuing operations would have been	$42,030	$33,530	$121,980	$81,750

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2010	2009	2010	2009
Net income (loss)	$12,720	$5,830	$39,580	$11,140
Income tax expense	7,450	3,420	23,580	6,650
Interest expense	12,680	10,930	40,200	35,050
Debt extinguishment costs	—	150	—	1,140
Depreciation and amortization	9,220	10,580	28,270	33,410

Adjusted EBITDA, total company	42,070	30,910	131,630	87,390

Adjusted EBITDA, discontinued operations	40	(1,660)	9,650	(14,240)

Adjusted EBITDA, continuing operations	$42,030	$32,570	$121,980	$101,630
Special Items	—	2,290	—	9,510
Non-cash gross gain on extinguishment of debt	—	(1,330)	—	(29,390)
Cash interest	(5,710)	(3,630)	(27,710)	(25,460)
Cash taxes	(2,990)	(2,420)	(6,260)	(6,730)
Non-cash gain on bargain purchase	—	—	(410)	—
Capital expenditures	(5,840)	(4,430)	(11,090)	(10,820)
Changes in operating working capital	(8,760)	23,170	(22,140)	43,920
Free Cash Flow from operations before Special Items	18,730	46,220	54,370	82,660
Cash paid for Special Items	(460)	(2,470)	(2,450)	(6,900)
Net proceeds from sale of business and other assets	50	680	14,790	23,100
Free Cash Flow	$18,320	$44,430	$66,710	$98,860

(1)  The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, debt extinguishment costs, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)  The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures and changes in operating working capital. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.